SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                  ============
                                 (Rule 13d-101)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)


                               (Amendment No. 5)
                               =================

                         Point West Capital Corporation
                        ------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   730715 10 9
                             ---------------------
                                 (CUSIP Number)


                            Alan B. Perper,President
                         Point West Capital Corporation
                        1700 Montgomery Street, Suite 250
                             San Francisco, CA 94111
                                 (415) 394-9467
                 ----------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                August 16,  2000
                                -----------------
            (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Amended and Restated
Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) , check the following Box [ ]

         Note:  Schedules  filed in paper format shall include a signed original
         ----
         and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.
__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               (Page 1 of 14 Pages)

------------------------                                 ----------------------
CUSIP No. 730715 10 9               13D                     Page 2 of 14 Pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Bradley N. Rotter
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            SOURCE OF FUNDS*

              NOT APPLICABLE
------------- ------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

              PURSUANT TO ITEM 2(d) OR 2(e)                             [  ]
------------- ----------------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------- ----------------------------------------------------------------
              7    SOLE VOTING POWER

NUMBER OF          741,403
 SHARES       ---------------------------------------------------------------
BENEFICIALLY  8    SHARED VOTING POWER
 OWNED BY
   EACH             -0-
 REPORTING    ---------------------------------------------------------------
PERSON WITH   9    SOLE DISPOSITIVE POWER


                   741,403
              ---------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER

                    -0-

------------- ------------------------------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   741,403
------------- ------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                   22.1%
------------- ------------------------------------------------------------------
14            TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                      ------------------------------------

------------------------                                 ----------------------
CUSIP No. 730715 10 9                13D                     Page 3 of 14 pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Alan B. Perper
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            SOURCE OF FUNDS*

              NOT APPLICABLE
------------- ------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

              PURSUANT TO ITEM 2(d) OR 2(e)                             [  ]
------------- ----------------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------- ----------------------------------------------------------------
              7    SOLE VOTING POWER

NUMBER OF          6,500
 SHARES       ---------------------------------------------------------------
BENEFICIALLY  8    SHARED VOTING POWER
 OWNED BY
   EACH            248,038
 REPORTING    ---------------------------------------------------------------
PERSON WITH   9    SOLE DISPOSITIVE POWER

                   6,500

              ---------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER


                   248,038
------------- ------------------------------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               254,538
------------- ------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
              7.6%
------------- ------------------------------------------------------------------
14            TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                      ------------------------------------

------------------------                                 ----------------------
CUSIP No. 730715 10 9                13D                     Page 4 of 14 pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              John Ward Rotter
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            SOURCE OF FUNDS*

              NOT APPLICABLE
------------- ------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

              PURSUANT TO ITEM 2(d) OR 2(e)                             [  ]
------------- ----------------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------- ----------------------------------------------------------------
              7    SOLE VOTING POWER

NUMBER OF          238,797
 SHARES       ---------------------------------------------------------------
BENEFICIALLY  8    SHARED VOTING POWER
 OWNED BY
   EACH            20,250
 REPORTING    ---------------------------------------------------------------
PERSON WITH   9    SOLE DISPOSITIVE POWER


                   238,797
              ---------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER


                   20,250
------------- ------------------------------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              259,047
------------- ------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              7.7%
------------- ------------------------------------------------------------------
14            TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                      ------------------------------------

------------------------                                 ----------------------
CUSIP No. 730715 10 9                13D                     Page 5 of 14 pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              The Echelon Group of Companies, LLC
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            SOURCE OF FUNDS*

              NOT APPLICABLE
------------- ------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

              PURSUANT TO ITEM 2(d) OR 2(e)                             [  ]
------------- ----------------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ----------------------------------------------------------------
              7    SOLE VOTING POWER

NUMBER OF          0
 SHARES       ---------------------------------------------------------------
BENEFICIALLY  8    SHARED VOTING POWER
 OWNED BY
   EACH            0
 REPORTING    ---------------------------------------------------------------
PERSON WITH   9    SOLE DISPOSITIVE POWER


                   0
              ---------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER


                   0
------------- ------------------------------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
------------- ------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              0%
------------- ------------------------------------------------------------------
14            TYPE OF REPORTING PERSON*

              00
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                      ------------------------------------

------------------------                                 ----------------------
CUSIP No. 730715 10 9                13D                     Page 6 of 14 pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Lodestone Capital Fund, LLC
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            SOURCE OF FUNDS*

              NOT APPLICABLE
------------- ------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

              PURSUANT TO ITEM 2(d) OR 2(e)                             [  ]
------------- ----------------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ----------------------------------------------------------------
              7    SOLE VOTING POWER

NUMBER OF          0
 SHARES       ---------------------------------------------------------------
BENEFICIALLY  8    SHARED VOTING POWER
 OWNED BY
   EACH            0
 REPORTING    ---------------------------------------------------------------
PERSON WITH   9    SOLE DISPOSITIVE POWER

                   0
              ---------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   0
------------- ------------------------------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
------------- ------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              0%
------------- ------------------------------------------------------------------
14            TYPE OF REPORTING PERSON*

              00
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                      ------------------------------------

------------------------                                 ----------------------
CUSIP No. 730715 10 9                13D                     Page 7 of 14 pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Lodestone Partners, LLC
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            SOURCE OF FUNDS*

              NOT APPLICABLE
------------- ------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

              PURSUANT TO ITEM 2(d) OR 2(e)                             [  ]
------------- ----------------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ----------------------------------------------------------------
              7    SOLE VOTING POWER

NUMBER OF          0
 SHARES       ---------------------------------------------------------------
BENEFICIALLY  8    SHARED VOTING POWER
 OWNED BY
   EACH            0
 REPORTING    ---------------------------------------------------------------
PERSON WITH   9    SOLE DISPOSITIVE POWER

                   0
              ---------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   0
------------- ------------------------------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
------------- ------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              0%
------------- ------------------------------------------------------------------
14            TYPE OF REPORTING PERSON*

              00
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                      ------------------------------------

------------------------                                 ----------------------
CUSIP No. 730715 10 9                13D                     Page 8 of 14 pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Janet G. Raiche
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            SOURCE OF FUNDS*

              NOT APPLICABLE
------------- ------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

              PURSUANT TO ITEM 2(d) OR 2(e)                             [  ]
------------- ----------------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------- ----------------------------------------------------------------
              7    SOLE VOTING POWER

NUMBER OF          0
 SHARES       ---------------------------------------------------------------
BENEFICIALLY  8    SHARED VOTING POWER
 OWNED BY
   EACH            248,038
 REPORTING    ---------------------------------------------------------------
PERSON WITH   9    SOLE DISPOSITIVE POWER

                   0
              ---------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   248,038
------------- ------------------------------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              248,038
------------- ------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              7.4%
------------- ------------------------------------------------------------------
14            TYPE OF REPORTING PERSON*

              IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                      ------------------------------------

------------------------                                 ----------------------
CUSIP No. 730715 10 9                13D                     Page 9 of 14 pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Perper/Raiche Revocable Trust
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            SOURCE OF FUNDS*

              NOT APPLICABLE
------------- ------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

              PURSUANT TO ITEM 2(d) OR 2(e)                             [  ]
------------- ----------------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION

              California
------------- ----------------------------------------------------------------
              7    SOLE VOTING POWER

NUMBER OF          248,038
 SHARES       ---------------------------------------------------------------
BENEFICIALLY  8    SHARED VOTING POWER
 OWNED BY
   EACH            0
 REPORTING    ---------------------------------------------------------------
PERSON WITH   9    SOLE DISPOSITIVE POWER


                   248,038
              ---------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                   0
------------- ------------------------------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              248,038
------------- ------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              7.4%
------------- ------------------------------------------------------------------
14            TYPE OF REPORTING PERSON*

               00
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
                      ------------------------------------

-------------------------                              ------------------------
CUSIP No. 730715 10 9          SCHEDULE 13D                 Page 10 of 14 pages
-------------------------                              -------------------------

                                AMENDMENT NO. 5 to
                              --------------------
                                 SCHEDULE 13D
                                 -------------

     This Amendment No. 5 to Schedule 13D amends the Schedule 13D originally filed on December 1, 1997, as amended and restated by Amendment No. 1 to
Schedule 13D filed on January 6, 1998, by Amendment No. 2 to Schedule 13D filed on February 16, 1999, by Amendment No. 3 to Schedule 13D filed on March 24, 1999 and by Amendment No. 4 to Schedule 13D filed on May 7, 1999 (as amended and restated to the date hereof, the "Schedule 13D"). This Amendment No. 5 is being filed to report shares of Common Stock distributed by the reporting persons and entities with which they may share beneficial ownerhip. Capitalized terms used in this Amendment No. 5 and not defined are used as defined in the Schedule 13D.


Item 5.  Interest in Securities of the Issuer.
======   ====================================

         Item 5 of the Schedule 13D is hereby amended and restated to read as follows.

         (a)   Number of Shares Beneficially Owned by Persons Filing This
               ----------------------------------------------------------
               Statement.
               ----------

               Lodestone Capital and Lodestone Partners are in the process of being dissolved. The Bradley N. Rotter Self-Employed Trust, Echelon and Lodestone Partners constitute all of the members of Lodestone Capital. In connection with the dissolution, on June 29, 2000, Lodestone Capital distributed the 83,000 shares of
               Common Stock held by it to its members in accordance with such members' respective ownership interests as follows: 52,850 shares to the Bradley N. Rotter Self-Employed Pension Plan and Trust, 3,579 shares to Echelon and 26,571 shares to Lodestone Partners. Lodestone Partners distributed the 26,571 shares of Common Stock held by it to its members in accordance with such members' respective ownership interests as follows: 13,286 shares to Fitzsimmons and 13,285 shares to Echelon. Neither Lodestone Capital nor Lodestone Partners continue to own any shares of Common Stock

               Bradley N. Rotter, Alan B. Perper and John Ward Rotter constitute all of the members of Echelon. On August 16, 2000, Echelon distributed to its members the 16,864 shares of Common Stock held by it in accordance with such members' respective ownership interest in Echelon as follows: 9,275 shares to Bradley N. Rotter, 3,373 shares to Alan B. Perper and 4,216 shares to John Ward Rotter. Echelon does not continue to own any shares of Common Stock.

               Bradley N. Rotter is the record holder of 734,903 shares of Common Stock and holds the following stock options: (a) an option for 10,000 shares, of which 2,000 shares vested on November 17, 1998 and another 2,000 shares vested on November 17, 1999, (b) another option for 10,000 shares, of which 2,500 shares vested on November 25, 1999 and (c) another option for 50,000 shares.

               John Ward Rotter is the record holder of 232,297 shares of Common Stock and holds the following stock options: (a) an option for 10,000 shares, of which 2,000 shares vested on November 17, 1998 and another 2,000 shares vested on November 17, 1999, (b) another option for 10,000 shares, of which 2,500 shares vested on November 25, 1999 and (c) another option for 50,000 shares. John Ward Rotter may also be deemed to be the beneficial owner of shares of Common Stock subject to stock options that were granted to his spouse: (a) one option for 20,000 shares, of which 4,000 shares vested on February 14, 1997, 4,000 shares vested on February 14, 1998, 4,000 shares vested on February 14, 1999, and 4,000 shares vested on February 14, 2000; (b) another option for 7,500 shares, of which 1,500 shares vested on November 17, 1998 and 1,500 shares vested on November 17, 1999 ; (c) another option for 5,000 shares of which 1,250 shares vested on November 25, 1999; (d) another option for 5,000 shares; (e) another option for 10,000 shares and (f) another option for 10,000 shares, but disclaims beneficial ownership of such shares.

--------------------------                            --------------------------
CUSIP No. 730715 10 9          Schedule 13D                 Page 11 of 14 pages
--------------------------                           --------------------------


               The Perper/Raiche Trust is the record holder of 248,038 shares of Common Stock. Alan B. Perper and Janet G. Raiche, as trustees of the Perper/Raiche Trust, may be deemed to be the beneficial owners of the shares of Common Stock held of record by the Perper/Raiche Trust, but each of them disclaims beneficial ownership of such shares, except to the extent of their respective beneficial interests under the Perper/Raiche Trust. Alan B. Perper also holds the following stock options: (a) an option for 10,000 shares, of which 2,000 shares vested on November 17, 1998 and another 2,000 shares vested on November 17, 1999, (b) another option for 10,000 shares, of which 2,500 shares vested on November 25, 1999 and (c) another option for 50,000 shares.

          (b)  Percent of Outstanding Common Stock Beneficially Owned by Each
               --------------------------------------------------------------
               Person Filing This Statement.
               ----------------------------

               Based on the number of shares of Common Stock outstanding as of July 31, 2000, the Perper/Raiche Trust and Janet G. Raiche may each be deemed to beneficially own 7.4%, of the outstanding Common Stock. Based on the number of shares of common stock outstanding as of July 30, 2000, plus their respective vested option shares, Bradley N. Rotter may be deemed to beneficially own 22.1%, Alan B. Perper may be deemed to beneficially own 7.6% and John Ward Rotter may be deemed to beneficially own 7.7% of the outstanding Common Stock. Based 0n the number of shares of Common Stock outstanding as of July 30, 2000, Echelon, Lodestone Capital and Lodestone Partners may each be deemed to beneficially own 0%. The number of outstanding shares as of July 31, 2000 used in making these calculations was provided to the filing persons by the issuer.


          (c)   Number of Shares of Common Stock as to Which Each of the
               --------------------------------------------------------
               Persons Filing This Statement Has:
               -----------------------------------

                      (i)     Sole Voting Power.

                              Bradley N. Rotter has sole power to vote or direct the vote of the 734,903 shares of Common Stock that he holds of record and 6,500 shares subject to his vested stock option.

                              John Ward Rotter has sole power to vote or direct the vote of the 232,297 shares of Common Stock that he holds of record and 6,500 shares subject to his vested stock option.

                              The Perper/Raiche Trust has sole power to vote or direct the vote of the 248,038 shares of Common Stock that it holds of record. Alan B. Perper has sole power to vote or direct the vote of 6,500 shares subject to his vested stock option.

                              Lodestone Capital, Lodestone Partners and Echelon have sole power to vote or direct the vote of 0 shares of Common Stock that it holds of record.

                      (ii)    Shared Voting Power.

                              John Ward Rotter may be deemed to share with his spouse the power to vote or direct the vote of 20,250 shares subject to options held by his wife that are currently vested.

                              Alan B. Perper and Janet G. Raiche, as trustees of the Perper/Raiche Trust, share the power to
                              vote or direct the vote of the 248,038   shares of
                              Common Stock held of record by the Perper/Raiche Trust.

-------------------------                              -------------------------
CUSIP No. 730715 10 9          Schedule 13D                 Page 12 of 14 pages
-------------------------                              -------------------------

                      (iii)   Sole Dispositive Power.

                              Bradley N. Rotter has sole power to dispose of or direct the disposition of the 734,903 shares of Common Stock that he holds of record and 6,500 shares subject to his vested stock option.

                              John Ward Rotter has sole power to dispose of or direct the disposition of the 232,297 shares of Common Stock that he holds of record and 6,500 shares subject to his vested stock option.

                              The Perper/Raiche Trust has sole power to dispose of or direct the disposition of the 248,038 shares of Common Stock that it holds of record. Alan B. Perper has sole power to dispose of or direct the disposition of 6,500 shares subject to his vested stock option.

                              Lodestone Capital, Lodestone Partners and Echelon have sole power to dispose of or direct the disposition of 0 shares of Common Stock that it holds of record.



                      (iv)    Shared Dispositive Power.

                              John Ward Rotter may be deemed to share with his spouse the power to dispose of or direct the disposition of 20,250 shares subject to options held by his wife that are currently vested.

                              Alan B. Perper and Janet G. Raiche, as trustees of the Perper/Raiche Trust, share the power to dispose of or direct the disposition of the
                              248,038   shares of Common Stock held of record by
                              the Perper/Raiche Trust.


          (d)  Transactions in Common Stock by Persons Filing This Statement.
               --------------------------------------------------------------

               Lodestone Capital and Lodestone Partners are in the process of being dissolved. In connection with the dissolution, on June 29, 2000, Lodestone Capital distributed the 83,000 shares of Common Stock held by it to its members in accordance with such members' respective ownership interests as follows: 52,850 shares to the Bradley N. Rotter Self-Employed Pension Plan and Trust, 3,579 shares to Echelon and 26,571 shares to Lodestone Partners. Lodestone Partners distributed the 26,571 shares of Common Stock held by it to its members in accordance with such members' respective ownership interests as follows: 13,286 shares to Fitzsimmons and 13,285 shares to Echelon. There was no consideration paid to Lodestone Capital or Lodestone Partners in connection with such distributions.

               On August 16, 2000, Echelon distributed the shares it received on June 29, 2000 from Lodestone Capital and Lodestone Partners to its members in accordance with such members' respective ownership interests. There was no consideration paid to Echelon in connection with such distribution.

-------------------------                              -------------------------
CUSIP No. 730715 10 9          Schedule 13D                 Page 13 of 14  pages
-------------------------                              -------------------------



                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Amendment No. 5 to Schedule 13D is true, complete and correct.





                         THE ECHELON GROUP OF COMPANIES, LLC

August 29, 2000           By:  /s/Bradley N. Rotter
                              -------------------------------
                                  Bradley N. Rotter,
                                  Managing Member



August 29, 2000             /s/Bradley N. Rotter
                          -----------------------------------
                              Bradley N. Rotter


August 29, 2000             /s/Alan B. Perper
                          ------------------------------------
                              Alan B. Perper


August 29, 2000             /s/John Ward Rotter
                          ------------------------------------
                              John Ward Rotter


August 29, 2000           By: /s/ Janet G. Raiche
                             ---------------------------------
                                  Janet G. Raiche
                                  Trustee




                          LODESTONE CAPITAL FUND, LLC
                          By:    LODESTONE PARTNERS, LLC
                                 Manager


August 29, 2000                 By: /s/Michael Fitzsimmons
                                    -------------------------------
                                        Michael Fitzsimmons
                                        Manager


August 29, 2000                   By: /s/John Ward Rotter
                                    -------------------------------
                                        John Ward Rotter
                                        Manager


                          LODESTONE PARTNERS, LLC


August 29, 2000          By: /s/Michael Fitzsimmons
                             -------------------------------
                                 Michael Fitzsimmons
                                 Manager


August 29, 2000           By: /s/John Ward Rotter
                              -------------------------------
                                 John Ward Rotter
                                 Manager

-------------------------                              -------------------------
CUSIP No. 730715 10 9          Schedule 13D                 Page 14 of 14 pages
-------------------------                              -------------------------



                          PERPER/RAICHE REVOCABLE TRUST


August 29, 2000              By: /s/ Alan B. Perper
                             ---------------------------------
                                  Alan B. Perper
                                  Trustee


August 29, 2000            By: /s/ Janet G. Raiche
                             ---------------------------------
                                  Janet G. Raiche
                                  Trustee